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                                                                     Exhibit 11a

September 6, 2000

Nuveen Municipal Trust
333 West Wacker Drive
Chicago, Illinois 60606


Re:  Nuveen Municipal Trust
     Registration Statement on Form N-14
     Nuveen Intermediate Duration Municipal Bond Fund

Ladies and Gentlemen:

We are acting as counsel for Nuveen Municipal Trust (formerly Nuveen Flagship Municipal Trust), a Massachusetts business trust (the "Trust"), in connection with the Trust's filing of a registration statement on Form N-14 (the "Registration Statement") with the Securities and Exchange Commission covering the registration of shares of beneficial interest, $0.01 par value per share (the "Shares"), of the Trust designated Nuveen Intermediate Duration Municipal Bond Fund (the "Acquiring Fund"), pursuant to the proposed reorganization of its series of shares designated Nuveen Intermediate Municipal Bond Fund (the "Acquired Fund"), as described in the Registration Statement and pursuant to that certain Agreement and Plan of Reorganization dated July 24, 2000 by the Trust on behalf of the Acquiring Fund and the Acquired Fund (the "Agreement").

In that capacity, we have examined such business trust records, certificates and other documents, and have made such other factual and legal investigations as we have deemed necessary and appropriate for the purposes of this opinion.
In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents. Insofar as this opinion pertains to matters governed by the laws of the Commonwealth of Massachusetts, we are relying, with your consent, upon the opinion of Bingham Dana LLP dated September 5, 2000, which opinion is satisfactory in substance and form to us.

Based upon the foregoing, it is our opinion that:

(1) The Trust is duly organized and existing under the Trust's Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a "Massachusetts business trust."

(2) The Shares, when issued and sold in accordance with the Trust's Declaration and By-Laws and for the consideration described in the Agreement and Plan of Reorganization, will be legally issued, fully paid and non-assessable, except that shareholders of the Acquiring Fund may under certain circumstances be held personally liable for its obligations.

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Nuveen Municipal Trust
September 6, 2000
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We hereby consent to the filing of this opinion as Exhibit 11(a) to the
Registration Statement and to the references to us under the caption "Legal Opinions" in the Joint Proxy Statement-Prospectus contained in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Respectfully submitted,


/s/ Morgan, Lewis & Bockius LLP